Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Marriott Vacations Worldwide Corporation Employee Stock Purchase Plan of our reports dated February 26, 2015, with respect to the consolidated financial statements of Marriott Vacations Worldwide Corporation and the effectiveness of internal control over financial reporting of Marriott Vacations Worldwide Corporation included in its Annual Report (Form 10-K) for the fiscal year ended January 2, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Orlando, Florida

July 23, 2015